EXHIBIT 99.2
LEAP WIRELESS INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,	December 31,
	2006	2005

Assets
Cash and cash equivalents	$374,939	$293,073
Short-term investments	66,400	90,981
Restricted cash, cash equivalents and short-term investments	13,581	13,759
Inventories	90,185	37,320
Other current assets	53,527	29,237

Total current assets	598,632	464,370
Property and equipment, net	1,077,755	621,946
Wireless licenses	1,563,958	821,288
Assets held for sale	8,070	15,145
Goodwill	431,896	431,896
Other intangible assets, net	79,828	113,554
Deposits for wireless licenses	274,084	—
Other assets	58,745	38,119

Total assets	$4,092,968	$2,506,318

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$316,494	$167,770
Current maturities of long-term debt	9,000	6,111
Other current liabilities	74,637	49,627

Total current liabilities	400,131	223,508
Long-term debt	1,676,500	588,333
Deferred tax liabilities	149,728	141,935
Other long-term liabilities	47,608	36,424

Total liabilities	2,273,967	990,200

Minority interests	30,000	1,761

Commitments and contingencies
Stockholders’ equity:
Preferred stock — authorized 10,000,000 shares, $.0001 par value; no shares issued and outstanding	—	—
Common stock — authorized 160,000,000 shares, $.0001 par value; 67,892,512 and 61,202,806 shares issued and outstanding at December 31, 2006 and 2005, respectively	7	6
Additional paid-in capital	1,769,772	1,511,580
Unearned share-based compensation	—	(20,942)
Retained earnings	17,436	21,575
Accumulated other comprehensive income	1,786	2,138

Total stockholders’ equity	1,789,001	1,514,357

Total liabilities and stockholders’ equity	$4,092,968	$2,506,318